Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated March 31, 2023, in the Registration Statement on Form S-1 (No. 333- ) of Asset Entities Inc. (the “Company”), relating to the audit of the consolidated balance sheets of the Company and its variable interest entity as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes.

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
August 18, 2023	Certified Public Accountants
PCAOB ID: 1171